Exhibit 10.22

Employment Agreement
by and between

SV Management Switzerland AG c/o Thrasyvoulos Moraitis Meisenbergstrasse 5 6300 Zug	(the Company)
and

Thrasyvoulos Moraitis Meisenbergstrasse 5 6300 Zug	(the Executive)

(The Company and the Executive are also referred to as Party or Parties.)

Table of Contents
1.    Condition Precedent
2.    Commencement of the Employment Relationship
3.    Function, Duties and Responsibilities
4.    Officer Position
5.    Secondary Activities and Conflicts of Interest
6.    Place of Work
7.    Compensation
7.1.    Sign-On Bonus
7.2.    Base Salary
7.3.    Annual Bonus
7.4.    Equity Incentive
7.5.    Deductions
7.6.    Compensation Review
7.7.    Exchange Rate and Currency
8.    Working Time
9.    Expenses
10.    Pension Plan
11.    Incapacity to Work and Insurances
11.1.    Notification Obligation
11.2.    Salary in case of Executive’s Incapacity to Work
11.3.    Occupational and Non-occupational Accidents
11.4.    Health Insurance (Illness)
12.    Work Equipment and Obligation to Return Work Equipment
13.    Intellectual Property Rights and Work Results
14.    Vacation
15.    Data Protection
16.    Post-Contractual Non-Competition and Non-Solicitation
16.1.    Post-Contractual Non-Competition
16.2.    Post-Contractual Non-Solicitation
16.3.    Penalty

17.    Confidentiality
18.    Regulations and Policies
19.    Termination
19.1.    Termination and Probation Period
19.2.    Release from Work (Garden Leave)
19.3.    Benefits in Case of Termination
19.3.1.    Good Leaver
19.3.2.    Family Care Leaver
19.3.3.    Death or Disability
20.    Miscellaneous
20.1.    Entire Agreement
20.2.    Severability
20.3.    Amendments
20.4.    Applicable Law
20.5.    Place of Jurisdiction
20.6.    Execution

Preamble
A.The Company’s purpose is the provision of services of any kind in the area of management and administration. It is established under the laws of Switzerland and is controlled by SVRE Holdings Ltd., a British Virgin Islands Company (the Holding Company). The Holding Company and its direct and indirect subsidiaries are hereinafter together referred to as the Group and each individually, including the Company, a Group Company.
B.The Executive shall assume responsibility as a CEO of the Company and the Group.
C.To that end, the Company and the Executive agree on the following employment agreement (the Employment Agreement):

1.Condition Precedent
This Employment Agreement is subject to the approval and appointment of the Executive as CEO as per Section 3 below by the respective competent corporate bodies of the Company.
Furthermore, the Executive shall be responsible for the existence of a valid work permit for the entire duration of the employment relationship (the Employment). If the work permit expires or is revoked during the Employment, the Executive shall immediately inform the Company thereof.

2.Commencement of the Employment Relationship
The commencement date of this Employment Agreement shall be March 21, 2023 (the Commencement Date). The Employment Contract shall be concluded for an indefinite period.

3.Function, Duties and Responsibilities
The Executive shall assume the function as the Group’s CEO, including the Company’s CEO, and will report to the Holding Company’s board of directors.
It is understood that the duties and responsibilities arising out of the above function include all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement.
The Executive shall carefully perform all work assigned to the Executive, and loyally safeguard the Group’s and the Holding Company’s shareholders’ legitimate interests. The Executive undertakes to perform his duties in full compliance with best professional practice and ethical rules. The Executive shall at all times fully comply with the respective articles of association, organizational rules and all applicable laws and regulations.

4.Officer Position
In fulfilment of the Executive’s duties, the Executive may have to act as officer, director or in any other corporate function within the Company or any Group Company. The respective Group Company may decide at its full discretion when such function shall end, and the Executive will retire from such functions and sign the necessary documentation upon first request.
The Base Salary as defined in Section 7.2 includes any and all remuneration for such functions and positions. In case the law provides for a mandatory remuneration the respective Group Company will decide whether such compensation shall be forwarded to the Executive or be set off against the Base Salary as defined in Section 7.2.

5.Secondary Activities and Conflicts of Interest
The Executive shall avoid any conflict of interest and inform the respective Group Company immediately if any potential conflict of interest arises. A conflict of interest arises especially in case of a participation in suppliers or clients of the Company or a Group Company.
The Executive may not work for a third party or engage in any other paid or unpaid full-time or part-time activity during the term of the Employment Agreement without the prior written consent of the Company’s board of directors (the Board). The same applies to holding public office and any shareholding in companies of more than 5% of the total share capital (together the Activities and each an Activity), unless otherwise agreed between the Parties. The Executive must ensure that such Activity is not inconsistent with the Code of Conduct applicable within the Group or the Executive’s fiduciary duties towards the Group and that such service will be passive in nature, i.e. only involve directorial oversight and not operational management duties.
Activities which the Executive had already taken up at the time of the signature of this Employment Agreement are listed in Annex 1a to this Employment Agreement.
Shareholdings in companies which have been acquired before the signature of this Employment Agreement are, by way of exception to the foregoing, permissible up to 10% of the total share capital. Any shareholding exceeding this threshold is listed in Annex 1b to this Employment Agreement and is explicitly exempt from the above-mentioned limitations, except for the obligation to comply with the Code of Conduct applicable within the Group and the Executive’s general fiduciary duties towards the Group.

6.Place of Work
The Executive’s principal place of work shall generally be Zug, Switzerland.
The Company may unilaterally change the place of work at any time with one month’s prior notice to the end of a calendar day.
Nevertheless, the Executive understands and agrees that the Executive may be required to travel to and work in other places and countries in order to perform his obligations and duties under the Employment Agreement.
In the course of the Employment the Executive shall be obliged to go on business trips within and outside Switzerland.

7.Compensation
7.1Sign-On Bonus
To compensate for the activities the Executive has carried out prior to the Commencement Date, the Executive shall be paid a lump-sum in the amount of USD 173,117.70 gross (the Sign-On Bonus). The Sign-On Bonus is due for payment together with the regular salary in May 2023.
With the payment of the Sign-On Bonus, any and all claims of the Executive arising from activities for the benefit of the Company (including during the time prior to its incorporation) prior to the Commencement Date shall be fully settled. Save for the Sign-On Bonus, the Executive acknowledges that he has no further claims with respect to the aforementioned activities.
7.2Base Salary
The Executive shall receive an annual base salary of USO 875,000 gross p.a. (the Base Salary), payable in 12 (twelve) monthly instalments of USD 72,916.67 gross each at the end of the month to a bank or postal account to be specified by the Executive, plus any mandatory state contributions for family and children allowances (Kinderzulage). Any Base Salary earned since the Commencement Date and not already paid to the Executive will be paid together with the Base Salary in May 2023.
7.3Annual Bonus
The Executive may receive a discretionary annual bonus targeted to be 100% of Base Salary, i.e. the target annual bonus is USD 875,000 gross (the Annual Bonus), depending on the achievements of goals.
The Board (or a compensation committee established by the Board) will establish targets for the Annual Bonus in consultation with the Executive, such targets being a combination of both personal targets of the Executive and financial targets regarding the performance of the Group. However, the Board is free to deviate at its own discretion upwards or downwards from the targets set in its final determination of the Annual Bonus. In any case, any overachievement of targets will only be taken into account up to a target achievement level of 166%, i.e. the maximum Annual Bonus is USD 1,452,000 gross. If no targets are set, any Annual Bonus shall be determined at the discretion of the Board.
In the event of termination of the Employment, the Executive has no entitlement to an Annual Bonus, not even on a pro-rata temporis basis, subject to the provisions under Section 19.3.
Any Annual Bonus is due for payment in April following the respective bonus period, such bonus period corresponding to a period from January, 1st to December, 31st of each respective calendar year (the Bonus Period).
For the Bonus Period 2023, the Executive will be granted a minimum Annual Bonus amounting to USD 875,000 gross, subject to the Executive being in an unterminated Employment and in good standing as of December 31st, 2023.
7.4Equity Incentive

The Executive may be eligible to participate in the Holding Company’s Equity Incentive Plan applicable at the time (the Equity Incentive Plan), subject to the terms and conditions of such Equity Incentive Plan. For the avoidance of doubt, the Company will not assume any liability under such Equity Incentive Plan.
7.5Deductions
From the salary (as defined by the applicable laws and regulations, which may include bonuses, allowances, participations and further additional payments) any portions of Executive’s social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), premiums to pension schemes (cp. Regulations of the pension fund)) and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Executive.
7.6Compensation Review
The Board (or a compensation committee established by the Board) will conduct an annual review of the Executive’s compensation.
7.7Exchange Rate and Currency
All amounts to be paid to the Executive in the course of the Employment will be paid in Swiss Francs. The exchange rate issued by the Federal Tax Administration (Course Listings for the Federal Income Tax, Kurslisten Direkte Bundessteuer der Eidgenossischen Steuerverwaltung) at the l 51 of January of each calendar year shall be decisive for any payments made during this whole calendar year.
For payments during 2023, the following exchange rate shall apply:
0.925228 CHF/USD

8.Working Time
The Executive is required to work on a full-time basis.

9.Expenses
The Executive shall be entitled to reimbursement of business expenses reasonably incurred by the Executive during the Employment in the performance of the Executive’s representation duties under this Employment Agreement upon presentation of receipts. The Company reserves the right to implement and from time to time amend an expenses policy to which the Executive will be bound.

10.Pension Plan
Provided that the Executive meets the regulatory requirements, the Executive is, through a pension plan (the Pension Plan), insured against the economic consequences of retirement, disability and death.
The Executive will be covered by the Pension Plan as amended from time to time.

11.Incapacity to Work and Insurances
11.1Notification Obligation

The Executive shall notify the Company immediately about any incapacity to work and its probable duration, stating the respective reasons.
If the Executive’s incapacity to work due to illness or accident exceeds three (3) business days, the Executive shall without request by the Company furnish a medical certificate. The Company reserves the right to request a medical certificate even in the event of a shorter duration of incapacity to work. If the Employment has been terminated, the Executive shall in any case be obliged to furnish a medical certificate to the Company from the first day of incapacity to work during the notice period. In all cases of illness and accident, the Company is entitled to ask the Executive to be examined by an independent medical examiner at the Company’s expense.
11.2Salary in case of Executive’s Incapacity to Work
Provided that the Employment has existed for more than three (3) months, in case of incapacity to work due to illness or accident, the Company shall continue to pay the corresponding salary pursuant to statutory provisions for the duration according to the Berne scale.
Various reasons for incapacity to work in the same year of service, including waiting periods compensated by the Company before any insurance commences, shall be added together. The Company’s obligation to continue to pay the Executive’s salary shall in any case end with the termination of the Employment.
The Company reserves the right, at its own discretion, to take out collective sickness benefits insurance and/or supplementary accident insurance for the benefit of the Executive, the premiums for which shall be borne in full by the Company. After expiry of the statutory period of continued payment of salary according to the Berne scale, the Executive shall only be entitled to the benefits of the sickness benefits insurance or the supplementary accident insurance, respectively. The benefits of the respective insurance shall be governed exclusively by the relevant provisions of the respective insurance company. If the Company pays benefits before the insurance is paid out or for the same period of time, the Company shall be entitled to the insurance benefits.
11.3Occupational and Non-occupational Accidents
The Executive is insured for certain medical expenses for both occupational and non-occupational accidents under the mandatory accident insurance. Premiums for both occupational and non-occupational mandatory accident insurance are paid by the Company.
11.4Health Insurance (Illness)
The Executive (including his spouse and children) are entitled to the Company’s contribution to such health insurance costs in accordance with the policies applicable within the Company and as amended from time to time.

12.Work Equipment and Obligation to Return Work Equipment
The Company shall provide the Executive with the necessary work equipment such as a laptop and mobile phone. The work equipment shall remain the property of the Company and the Company shall have the right to replace and/or reclaim the work equipment at any time.
The work equipment provided to the Executive may be used solely for business purposes. It must neither be made accessible nor be left to third parties. The Executive is responsible for ensuring that the work equipment is protected against unauthorized access by third parties. Passwords and access paths to the data network of the Company must not be disclosed to third parties. The Company may restrict the use of the communication devices provided to the Executive by means of appropriate technical measures and may verify usage on the basis of the monthly fees.
At the Company’s first request, but no later than upon termination of this Employment Agreement for any reason, the Executive shall return to the Company everything the Executive produced in the course of the Executive’s work for the Company, everything belonging to the Group which was given to the Executive throughout the course of this Employment and everything belonging to the Group which otherwise fell into the Executive’s possession. The obligation to return work equipment includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Executive is explicitly waived.

13.Intellectual Property Rights and Work Results
The Company shall own all work results (including but not limited to data, knowhow, documentation, concepts, drafts, inventions, works, applications, software, etc.) and all intellectual property rights therein, irrespective of their protectability under the applicable law, (including but not limited to trademarks, patents, designs, and copyrights) (the foregoing all together Work Results) created by the Executive in the course of the Employment (regardless of whether within or outside agreed office or workplaces and within or outside working hours).
All such Work Results shall vest automatically in the Company upon their creation. If the Company has not become the automatic owner of the Work Results and/or if the Work Results are not transferred to the Company by law, the Executive is obliged to irrevocably transfer and assign and hereby transfers and assigns said Work Results to the Company. If such Work Result cannot be transferred to the Company for any reason whatsoever, the Executive grants the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sublicensable and royalty-free license to use and exploit the Work Result.
The Executive is obliged to take all steps reasonably requested by the Company in order to fulfil the Executive’s obligations according to the above sections. This obligation continues even after termination of the Employment.
If the Executive has created the Work Result with the assistance of another individual or legal entity that is not legally or contractually obliged to transfer the Work Result to the Company, the Executive ensures to use best efforts to have such third party’s share in the Work Result transferred to the Company or (if a transfer is not possible) to have it licensed to the Company according to the terms above.
Compensation for the transfer or licensing of any and all Work Results according to the above sections, in particular intellectual property rights and/or licensing rights, is included in the Executive’s Base Salary according to Section 7.2.
If an invention or a design is created by the Executive in the course of the Employment but outside of the duties under the Employment Agreement, the Executive shall immediately inform the Company thereof in writing. The Company shall have the right to acquire ownership of such invention or design for a reasonable additional compensation, provided that the Company notifies the Executive in writing of its will to exercise this option within six (6) months as of the Executive’s notice of the creation of the Work Result.

14.Vacation
The Executive is entitled to 25 business days of vacation per calendar year (for a 100% stint).
For the year in which the Employment begins or ends, the vacation entitlement is calculated pro rata temporis.
The Executive shall take vacation days within the calendar year for which such entitlement accrues. The Executive shall in general not roll such days over to the subsequent calendar year. However, if the Executive is unable to take vacation due to operational reasons, he may roll over remaining vacation entitlements to the next calendar year. In this event, the Executive will inform the Company hereof by the end of the respective calendar year in which such entitlements accrued.

15.Data Protection
The Company informs the Executive about the processing of the Executive’s personal information in a privacy notice. The Company may amend the privacy notice and respective policies at any time.

16.Post-Contractual Non-Competition and Non-Solicitation
16.1Post-Contractual Non-Competition
The Executive agrees that, in case of a Good Leaver event, as defined below, for a period of 24 months and in all other termination scenarios for a period of 12 (twelve) months after termination of the Employment, the Executive will neither:
•directly or indirectly, once, occasionally or professionally, under the Executive’s name or under a third-party name, on behalf of the Executive’s own or on behalf of third parties’ account compete with the Company or any Group Company; nor
•engage in any way in any enterprise competing with the Company or any Group Company, and the Executive also agrees not to found, assist or promote any business being active in the same line of business as the Company or any Group Company.
Particularly, any activity within the Group’s Business, as defined below, shall be considered as competing activity. Business means (a) the business of the Group, taken as a whole, of exploring, developing, extracting, producing, processing and selling rare earth elements and constructing and acquiring mines to extract rare earth elements, (b) downstream refining, metal making and the manufacturing of materials and goods utilizing rare earth elements, including rare earth magnets, and (c) any business that is similar or otherwise reasonably related, ancillary or complementary with respect to any of the foregoing (including those typically conducted by holding companies). The following companies are especially considered enterprises competing with the Company or a Group Company:

MP Materials	Lynas Rare Earths	Australian Strategic Materials
Energy Fuels Inc.	Iluka Minerals	Pensana Rare Earths PLC
Aclara Resources	Ionic Rare Earths	Hastings Technology Metals
Arafura Resources	Torngat Metals	Peak Resources
Neo Materials	Solvay	Shenghe

The Company may update this list at any time. This non-competition obligation shall apply worldwide.
16.2Post-Contractual Non-Solicitation
In case of a Good Leaver event, as defined below, for a period of 24 months and in all other termination scenarios for a period of 12 (twelve) months after termination of the Employment, the Executive shall abstain directly or indirectly from:

•enticing away, soliciting or interfering with any personnel from the Company or any Group Company with whom the Executive was in contact during the Employment; or
•enticing away, soliciting or interfering with clients or contacts of the Company or any Group Company with whom the Executive was in contact during the last three years prior to termination of the Employment or about whom the Executive gained knowledge during the Employment.
16.3Penalty
If the Executive violates the post-contractual non-competition obligation according to Section 16.1, the Executive shall pay to the Company a penalty in the amount of 1/12 of the annual Base Salary according to Section 7.2 (including salary increases as granted from time to time) for each violation.
If the Executive violates the post-contractual non-solicitation obligation according to Section 16.2, the Executive shall pay the Company a penalty of 1/12 of the annual Base Salary according to Section 7.2 (including salary increases as granted from time to time) for each violation.
If a breach consists in non-authorized participation in a competing company or in entering into a long-term obligation (such as an employment, service, agency or consultant contract), the penalty shall be increased by the amount of 1/12 of the annual Base Salary according to Section 7.2 (including salary increases as granted from time to time) for each month or part thereof in which the breach continues (the Continuous Breach).
Multiple breaches of the obligations pursuant to Sections 16.1 and/or 16.2 each trigger separate penalties, if necessary several times within one month. If individual breaches occur within a Continuous Breach, they shall be covered by the penalty which has to be paid for the Continuous Breach.
The payment of the penalty does not release the Executive from the obligation to comply with the non-competition and/or non-solicitation obligations. The Company shall be entitled to seek injunctive measures or any other type of immediate relief to stop the infringement as soon as possible, regardless of whether any penalty is offered or paid.
The Company is at any time entitled to demand the elimination of the violating condition and in particular to prohibit the Executive from taking up or continuing any employment or other activity that violates this non-competition and non-solicitation clause (Realexekution).
Further, the Company reserves the right to claim compensation for damages {in addition to the penalty or penalties).

17.Confidentiality
The Executive will have access to confidential and proprietary information relating to the business and operations of the Company, the Group Companies and their clients, in particular to business and manufacturing secrets. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and any Group Companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or any Group Company, would cause irreparable harm to the Company.
The Executive is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or any Group Company disclose or permit to be disclosed to any third party any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

18.Regulations and Policies
The Executive confirms that he is familiar with the following regulations and policies applicable within the Group and will comply with them at all times:
•Anti-Corruption
•Principles of Ethics and Conduct
•Compliance Policy
•Privacy and Data Protection Policy
The Executive acknowledges that existing regulations and policies may be amended from time to time and that the Company respectively the Group may issue new regulations and policies from time to time.

19.Termination
19.1Termination and Probation Period
A probation period is waived.
The Employment may be terminated by either Party with a notice period of four (4) months to the end of a calendar day (the Notice Period) during which the Executive will remain available and continue to provide services as an employee to the Company, unless he is released from work at the Company’s discretion. The Employment is being terminated automatically in case of a permanent disability to work. In case of a partial permanent disability the Employment ends to the same extent as the Executive is declared disabled.
19.2Release from Work (Garden Leave)
The Company may at any time and with immediate effect release the Executive from the duty to work. In such case, the Executive shall continue to be paid the Base Salary and the Annual Bonus in accordance with the agreed targets and modalities. Vacation, any overtime and time compensation entitlements, if any, shall be offset against the time of release from work. The Company may set forth further conditions applying to the release from duties.
19.3Benefits in Case of Termination
Depending on the reason for the termination of the Employment, the Executive may be granted the following benefits:
19.3.1Good Leaver

Good Leaver means any of the following:
•Termination by the Company other than for cause within the meaning of Article 337 para.(l) of the Swiss Code of Obligations (CO) or if there is no valid reason within the meaning of Article 340c para.(2) CO. This applies both in the context of a Liquidity Event, as defined below, or outside the context of such Liquidity Event. Liquidity Event shall mean a Company Sale, Drag Sale or Public Offering, it being understood that the definitions of the foregoing terms as set out in the shareholder’s agreement of the Holding Company dated 29th December, 2022, as may be amended from time to time, shall apply accordingly.
•Termination by the Executive for cause within the meaning of Article 337 para.(1) CO or if there is a valid reason within the meaning of Article 340c para.(2) CO, set by the Company.
In case of a Good Leaver event, the Executive will receive the following benefits, subject to execution of a separation agreement and release acceptable to the Company:
•Lump sum payment of two times the annual Base Salary plus an additional amount corresponding to two times the target Annual Bonus, each subject to any salary increases granted from time to time and less any payments made during the notice period, irrespective of whether the Executive is on garden leave or not. Section 7.5 will apply accordingly to such lump sum payment.
•The Annual Bonus will be paid on a pro-rata temporis basis, depending on the achievement of respective goals by the Executive and the Group, such target achievement to be determined by the Board (or a compensation committee established by the Board) at its discretion.
•Continued coverage at the cost of the Company under the Company’s medical and other benefit plans for the earlier of (a) 24 months after termination of the Employment or (b) the commencement of a new employment under which the Executive is granted comparable benefits.
•Payment of accrued entitlements, i.e. in particular but not limited to any salary components due until the termination date, unused vacation entitlements, unreimbursed business expenses, etc.
19.3.2Family Care Leaver

After the Executive has completed two (2) years of active service vis-a-vis the Company and the Group and if the Executive’s spouse or child develops chronic, incapacitating health issues which would medically qualify as disability and if the Executive is therefore prevented from performing his duties under this Employment Agreement for more than three (3) months, provided that the Employment is terminated by either Party due to such circumstances, the Executive will receive the following benefits, subject to execution of a separation agreement and release acceptable to the Company and subject to agreeing on an appropriate notice period which will allow a reasonable transition of the Executive’s duties:
•Lump sum payment of one annual Base Salary plus an additional amount corresponding to the target Annual Bonus, each subject to any salary increases granted from time to time and less any payments made during the notice period, irrespective of whether the Executive is on garden leave or not. Section 7.5 will apply accordingly to such lump sum payment.
•The discretionary Annual Bonus may be paid on a pro-rata temporis basis, depending on the achievement of respective goals by the Executive and the Group, such target achievement to be determined by the Board (or a compensation committee established by the Board) at its discretion.
•Continued coverage at the cost of the Company under the Company’s medical and other benefit plans for the earlier of (a) 12 (twelve) months after termination of the Employment or (b) the commencement of a new employment under which the Executive is granted comparable benefits.
•Payment of accrued entitlements, i.e. in particular but not limited to any salary components due until the termination date, unused vacation entitlements, unreimbursed business expenses, etc.
19.3.3Death or Disability

Should the Employment end due to the Executive’s death or disability, the Executive respectively the Executive’s surviving dependants (spouse and/or children) will receive the following benefits, in case of disability however subject to execution of a separation agreement and release acceptable to the Company by the Executive respectively his representative:
•Lump sum payment of two times the annual Base Salary plus an additional amount corresponding to two times the target Annual Bonus each subject to any salary increases granted from time to time. Deductions as provided for in Section 7.5 will be made accordingly to such lump sum payment, if applicable.
•The discretionary Annual Bonus will be paid on a pro-rata temporis basis, depending on the achievement of respective goals by the Executive and the Group, such target achievement to be determined by the Board (or a compensation committee established by the Board) at its discretion.
•Continued coverage at the cost of the Company under the Company’s medical and other benefit plans for a period of 12 (twelve) months.
•Payment of accrued entitlements, i.e. in particular but not limited to any salary components due until the termination date, unused vacation entitlements, unreimbursed business expenses, etc.

20.Miscellaneous
20.1Entire Agreement
This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications concerning the subject matter hereof.
20.2Severability
Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement. In the same way shall be proceeded if a contractual gap appears.
20.3Amendments
Any amendments or supplementation of this Employment Agreement shall require written form and must be signed by both Parties. The written form may be dispensed only in writing.
20.4Applicable Law

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).
In the event of any conflict between this Employment Agreement and applicable mandatory Swiss law, the Company shall have the right to unilaterally modify this Employment Agreement to the extent necessary to comply with mandatory Swiss law.
20.5Place of Jurisdiction
Any dispute arising out of or in connection with this Employment Agreement and the Employment resulting therefrom shall be exclusively submitted to and determined by the ordinary courts at the domicile of the Company, subject to mandatory places of jurisdiction.
20.6Execution
The Parties have duly executed this Employment Agreement in two originals, each Party receiving one original.

Signatures	SV Management Switzerland AG
Company Toronto, Canada, May 5, 2023	/s/ Justin Machin
Place, date	Justin Machin, Chairman of the Board
Executive Zug, 8/08/23	/s/ Thrasyvoulos Moraitis
Place, date	Thrasyvoulos Moraitis

Annex 1a to the Employment Agreement - List of Activities
The Executive hereby declares and the Company’s Board approves the following Activities of the Executive in accordance with Section 5 of the Employment Agreement:

Name of Entity	Position	Years of Service	Type of Entity
FLSmidth & Co A/S	Non-Executive Director	3 years	For-Profit
Vision Blue Resources	Advisor	2 years	For-Profit
ESM Corporation	CIO	2 years	For-Profit
Reload Greece Foundation	Trustee	12 years	Non-Profit
The Executive affirms and attests that each of the listed entities maintains a directors’ and officers’ liability insurance coverage which protects the Executive from claims arising out of such Activity. The Executive further affirms and attest that his continued service on the Activities listed above will not create and actual or potential conflict of interest and will not otherwise be inconsistent with the Code of Conduct applicable within the Group or the Executive’s fiduciary duties towards the Group. The Executive further confirms that such Activity will be passive in nature, i.e. only involves directorial oversight and no operational management duties and that such Activity will not interfere with the Executive’s duties under the Employment Agreement.

Signatures	SV Management Switzerland AG
Company Toronto, Canada, May 5, 2023	/s/ Justin Machin
Place, date	Justin Machin, Chairman of the Board
Executive Zug 8/05/2023	/s/ Thrasyvoulos Moraitis
Place, date	Thrasyvoulos Moraitis

Annex I b to the Employment Agreement - List of Shareholdings
The Executive furthermore declares and the Company’s Board approves the following participations in entities as further Activities of the Executive that exceed the contractually agreed treshhold of 10%, subject to such participation not being inconsistent with the Code of Conduct applicable within the Group or the Executive’s fiduciary duties towards the Group:

Name of Entity	Approx. participation in % of total shares
Vision Blue Resources	10.0%

Signatures
Company	SV Management Switzerland AG
Place, date	Justin Machin, Chairman of the Board
Executive Zug, 8/08/23	/s/ Thrasyvoulos Moraitis
Place, date	Thrasyvoulos Moraitis